EXHIBIT 33.2


   MANAGEMENT'S ASSESSMENT OF COMPLIANCE WITH REGULATION AB SERVICING CRITERIA


Management of Nelnet, Inc. (the Company) is responsible for assessing compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission for publicly issued student loan-backed securities issued on or after January 1, 2006, for which the company acted as a servicer for student loans (the Platform) as of and for the year ended December 31, 2007. Appendix A identifies the individual asset-backed transactions and securities defined by management as constituting the Platform.

The Company's management has assessed the Company's compliance with the applicable servicing criteria as of and for the year ended December 31, 2007. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

Based on such assessment, management believes that, as of and for the year ended December 31, 2007, the Company has complied in all material respects with the servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission, except for servicing criteria 1122(d)(1)(i), 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(2)(ii), 1122(d)(2)(iii),
1122(d)(2)(iv), 1122(d)(2)(v), 1122(d)(2)(vi), 1122(d)(3)(i), 1122(d)(3)(ii),
1122(d)(3)(iii), 1122(d)(3)(iv), 1122(d)(4)(iii), 1122(d)(4)(x), 1122(d)(4)(xi),
1122(d)(4)(xii), 1122(d)(4)(xiii), and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities the Company performs with respect to the Platform.

The Company has engaged a vendor to perform specific activities and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to such vendor's activities as it relates to servicing criteria 1122(d)(2)(i). The Company has determined that this vendor is not considered a "servicer" as defined in Item 1101(j) of Regulation AB and the Company has elected to take responsibility for assessing compliance with servicing criteria applicable to this vendor as permitted by Interpretation
17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (Interpretation 17.06). As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor's activities comply in all material respects with the servicing criteria applicable to this vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendor and related criteria.

KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to management's assessment of compliance with the applicable servicing criteria as of and for the year ended December 31, 2007.


March 28, 2008                         Nelnet, Inc.


                                       /s/ Terry J. Heimes
                                       ----------------------------------------
                                       Terry J. Heimes, Chief Financial Officer
                                       Nelnet, Inc.


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                                                                     Appendix A




        Nelnet Student Loan Trust 2006-01

        Nelnet Student Loan Trust 2006-02

        Nelnet Student Loan Trust 2006-03

        Nelnet Student Loan Trust 2007-01